Oclaro Appoints Global Human Resources Veteran to Board of Directors
SAN JOSE, Calif., - August 29, 2016 - Oclaro, Inc. (Nasdaq: OCLR), a leading provider and innovator of optical communications solutions, today announced it has appointed Denise Haylor to its Board of Directors (the “Board”) and as Chair of the Board’s Compensation Committee, effective August 26, 2016.

“We are very excited to have Denise join our Board during this important phase of our development and growth,” said Marissa Peterson, Chair of the Board. “Denise brings with her a wealth of global human resources experience with leading technology companies and we look forward to her contributions to our success in the years ahead.”

Ms. Haylor, 52, is a seasoned global executive possessing over 25 years of professional experience, with competencies in executive compensation, talent acquisition and development and human resources. She currently serves as the Chief Human Resources Officer and a member of the Executive Committee of Royal Philips, based in The Netherlands.
Some of her previous professional positions include:

•	Chief Human Resources Officer of Flextronics

•	Corporate Vice President and Deputy Head of Human Resources of Motorola Mobility

“I am honored to join Oclaro’s Board and look forward to partnering with the management team as we continue to focus on building value for Oclaro’s stockholders, customers, partners and employees around the globe,” said Denise Haylor, Oclaro’s new director.

Ms. Haylor replaces Ms. Lori Holland, whose resignation from the Board became effective on August 26, 2016. In connection with Ms. Haylor’s appointment as Chair of the Board’s Compensation Committee, Mr. Kendall Cowan was appointed as Chair of the Board’s Audit Committee.

About Oclaro
Oclaro, Inc. (Nasdaq: OCLR), is a leader in optical components, modules and subsystems for the core optical, enterprise and data center markets. Leveraging more than three decades of laser technology innovation, photonics integration, and subsystem design, Oclaro's solutions are at the heart of the fast optical networks and high-speed interconnects driving the next wave of streaming video, cloud computing, voice over IP and other bandwidth-intensive and high-speed applications. For more information, visit www.oclaro.com or follow on Twitter at @OclaroInc.

Copyright 2016. All rights reserved. Oclaro, the Oclaro logo, and certain other Oclaro trademarks and logos are trademarks and/or registered trademarks of Oclaro, Inc. or its subsidiaries in the US and other countries. All other trademarks are the property of their respective owners. Information in this release is subject to change without notice.

Oclaro, Inc. Contact	Investor Contact
Pete Mangan	Jim Fanucchi
Chief Financial Officer	Darrow Associates, Inc.
(408) 383-1400	(408) 404-5400
ir@oclaro.com	ir@oclaro.com